EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 21, 2011	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2010 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") today reported net income for the year ended December 31, 2010, of $1.9 million, or $.90 per basic and diluted share, compared to $1.6 million, or $.76 per basic and diluted share, for 2009.  Net income for the quarter ended December 31, 2010, was $665 thousand, or $.31 per basic and diluted share, compared to a loss of $58 thousand, or $(.03) per basic and diluted share, for the fourth quarter of 2009.  The returns on average assets and equity for the year ended December 31, 2010, were .51% and 4.76%, respectively, compared to .40% and 4.01%, respectively, for same period in 2009.

Net interest income for the three and twelve months ended December 31, 2010, decreased $347 thousand and $1.5 million, respectively, over the same periods in 2009.  The decrease is primarily due to the decline in earning assets exceeding the decline in costing liabilities.  Average earning assets decreased during both the quarter and annual comparative periods by $26.8 million and $27.5 million, respectively, primarily from a decline in the Bank’s investment securities portfolio.  The contributing factor in the decline in investment securities was the lower interest rate environment during 2010 which made profitable reinvestment of cash flows back into the market difficult.  Instead, cash flows were primarily used to repay short-term debt.  Asset yields also declined at a faster pace than funding costs for the three and twelve months ended December 31, 2010, with yields on assets declining 20 basis points while funding costs fell by only 10 basis points.  Lower interest rates also contributed to the decline of interest rate spread and margin during the quarter and year ended December 31, 2010.  Interest rate spread declined 9 and 10 basis points to 3.31% and 3.28%, respectively, while interest rate margin declined 11 and 10 basis points to 3.67% and 3.66%, respectively, for the quarter and year ended December 31, 2010, respectively.

Non-interest income increased $271 thousand for the 4th  quarter of 2010 compared to the 4th quarter of 2009 primarily from higher mortgage related income and gains on the sale of other real estate offset by decreases in service charges on deposit accounts.  These same factors also caused non-interest income to increase by $1.5 million to $4.3 million for the year ended December 31, 2010, compared to $2.9 million during the same period in 2009.  Non-interest expense declined $87 thousand for the 4th quarter of 2010 compared to the 4th quarter of 2009.  Non-interest expense for the year ended December 31, 2010, increased $1.2 million over the comparable period in 2009.  Approximately 50% of the annual increase in non-interest expense is due to higher personnel costs associated with the new hires in the mortgage division along with write-downs of other real estate, higher occupancy and equipment costs and other charges to expense related to the provision of loan and late fees receivable.  These additional costs were offset by lower FDIC assessment charges due to a special assessment of $183 thousand made in the 1st half of 2009.

Since December 31, 2009, total assets decreased $17.7 million to $375.4 million at December 31, 2010.  The change is due to decreases in total investment securities of $7.7 million, a drop in net loans of $6.5 million, a decline in cash and due from banks of $4.5 million, a $432 thousand decline in fixed assets and an $843 thousand decrease in other assets.  Other real estate increased $2.5 million to $3.3 million.  Total deposits increased $7.6 million to $258.5 million at December 31, 2010, compared to $250.9 million as of December 31, 2009.  The increase in deposits was primarily due to increases in the Company’s rewards checking accounts.

        Non-performing assets, which includes non-accrual loans, loans delinquent 90 days or more and other real estate, increased to $11.3 million, or 3.01% of total assets, at December 31, 2010, from $10.5 million, or 2.68% of total assets at December 31, 2009.  The Company experienced higher than normal charge-offs during 2010 of $3.2 million, which included $519 thousand during the 4th quarter.  Net charge-offs as a percentage of average loans increased to 1.42% at December 31, 2010, compared to .87% at December 31, 2009.  The Company added $1.7 million to its allowance for probable loan losses in 2010 which ended the year at $2.4 million, compared to $3.4 million in 2009.  The higher amount in 2009 was primarily due to an accumulated provision of approximately $1 million relating to two credits that were charged-off during 2010.  The Company believes the allowance for loan loss account is adequate as of December 31, 2010.

        Tier 1 Capital for the Company and its wholly-owned subsidiary, Britton & Koontz Bank, N.A., was $42.7 million and $39.9 million, respectively, at December 31, 2010.  These amounts substantially exceed the approximately $15 million, or 6% of risk-weighted assets, required to be considered “Well-Capitalized.”

        Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, Mississippi, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of December 31, 2010, the Company reported assets of $375.4 million and stockholders’ equity of $39.9 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at December 31, 2010, were 2,135,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the three months ended		For the twelve months ended
	December 31,		December 31,

	2010	2009	2010	2009
Income Statement Data
Interest income	$4,526,332	$5,079,559	$18,772,120	$20,979,459
Interest expense	1,312,618	1,518,491	5,704,736	6,459,931
Net interest income	3,213,714	3,561,068	13,067,384	14,519,528
Provision for loan losses	225,004	1,550,000	1,675,000	3,420,000
Net interest income after
provision for loan losses	2,988,710	2,011,068	11,392,384	11,099,528
Non-interest income	1,016,196	744,699	4,294,967	2,820,368
Non-interest expense	3,168,294	3,254,875	13,541,460	12,365,940
Income before income taxes	836,612	(499,108)	2,145,891	1,553,956
Income taxes	171,858	(440,738)	233,146	(69,673)
Net income	$664,754	$(58,370)	$1,912,745	$1,623,629

Return on Average Assets	0.72%	-0.06%	0.51%	0.40%
Return on Average Equity	6.61%	-0.57%	4.76%	4.01%

Diluted:
Net income per share	$0.31	$(0.03)	$0.90	$0.76
Weighted average shares outstanding	2,136,047	2,127,126	2,134,941	2,125,799

	December 31,	December 31,
Balance Sheet Data	2010	2009
Total assets	$375,419,683	$393,110,149
Cash and due from banks	5,818,853	10,303,641
Federal funds sold	112,497	58,799
Investment securities	138,904,366	146,590,266
Loans, net of UI & loans held for sale	210,564,816	223,817,377
Loans held for sale	6,074,014	784,063
Allowance for loan losses	2,420,143	3,878,738
Deposits-interest bearing	212,662,464	201,094,816
Deposits-non interest bearing	45,880,066	49,847,304
Total deposits	258,542,530	250,942,120
Short-term debt	24,977,895	50,389,079
Long-term debt	49,000,000	49,000,000
Stockholders' equity	39,931,973	39,840,889
Book value (per share)	$18.70	$18.74
Total shares outstanding	2,135,466	2,126,466

Asset Quality Data
Non-accrual loans	$7,509,711	$8,709,058
Loans 90+ days past due	484,154	1,003,944
Total non-performing loans	7,993,865	9,713,002
Other real estate owned	3,303,189	815,207
Total non-performing assets	$11,297,054	$10,528,209
Total non-performing assets to average assets	3.00%	2.62%
Net chargeoffs - ytd	$3,133,599	$1,939,064
YTD net chargeoffs as a percent of average loans	1.42%	0.87%